Exhibit 10.11

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (this “Agreement”), effective as of November 24, 2014 is between Entellus Medical, Inc., a Delaware corporation (“Entellus”), located at 3600 Holly Lane North, Suite 40, Plymouth, Minnesota 55447, and Robert S. White (the “Covered Employee”).

A. The Covered Employee is currently employed by Entellus in an executive position.

B. The Board considers the maintenance of its existing management team to be essential to protecting and enhancing the best interests of Entellus and its stockholders; and recognizes that the possibility of a Change in Control may arise and that the uncertainty of such transaction could result in the departure or distraction of such management personnel to the detriment of the Company and its stockholders.

C. The Board has determined that appropriate steps should be taken to minimize the risk that Entellus’ management will depart prior to a Change in Control, thereby leaving Entellus without adequate management personnel during such a critical period, and to reinforce and encourage the continued attention and dedication of the executive management team to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control.

D. To induce the Covered Employee to remain in the employ of Entellus, this Agreement, as approved by the Board, sets forth certain benefits that Entellus agrees will be provided to the Covered Employee in the event of a Change in Control.

E. Entellus and the Covered Employee intend that the benefits provided under this Agreement will comply, in form and operation, with the requirements of Section 409A of the Code and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention.

Now Therefore, Entellus and the Covered Employee agree as follows:

1. Term of Agreement. This Agreement is effective immediately and will continue in effect only so long as the Covered Employee remains employed by Entellus or its Successor (collectively, the “Company”). This Agreement will automatically terminate upon the Covered Employee’s Termination of Employment with Entellus, except for a Termination of Employment contemplated by Section 2, in which case this Agreement will remain in effect until the date on which the Company’s obligations to the Covered Employee arising under or in connection with this Agreement have been satisfied in full. Capitalized terms not otherwise defined when first used are defined in Section 6 hereof.

2. Benefits upon a Change in Control Termination. Upon Termination of Employment, the Covered Employee will become entitled to the Accrued Amounts (as defined in the Employment Agreement). In addition, the Covered Employee will become entitled to the benefits described in this Section 2 as a result of a Termination of Employment if and only if (i) the Company terminates the Covered Employee’s employment for any reason other than for

Cause, or the Covered Employee terminates the Covered Employee’s employment with the Company for Good Reason, and (ii) such Termination of Employment occurs either (A) within the period beginning on the date of a Change in Control and ending on twelve (12) months after the Change in Control or (B) prior to the date of a Change in Control if the Covered Employee’s Termination of Employment was directly or indirectly related to or as a result of such Change of Control. In the event that the Covered Employee is entitled to the benefits described in this Section 2, this Agreement shall supersede the provisions of Sections 3(b), (c) and (d) of the Covered Employee’s Employment Agreement with the Company of even date hereof (the “Employment Agreement”).

(a) Cash Payment. The Company will make a lump-sum cash payment to the Covered Employee in an amount equal to the sum of: (i) twelve (12) months of the Covered Employee’s annual Base Pay, plus (ii) 100% of the Covered Employee’s target bonus established for the year in which the Termination of Employment occurs. As a condition to receiving such payment, the Covered Employee must execute and deliver, no later than sixty (60) days after the Date of Termination and not subsequently rescind, a release of claims substantially in the form attached hereto as Exhibit A (a “Release of Claims”), with only such changes as may be necessary to conform to subsequent changes in applicable employment laws. Payments under this Section 2(a) will be paid on the thirtieth (30th) day following the later of the date that the Change in Control is consummated, the date that the Covered Employee’s rights to rescind such Release of Claims expire, or, if applicable, the date provided in Section 2(c). Notwithstanding anything to the contrary in this Agreement, if any payments or benefits under this Agreement are deferred compensation under Section 409A of the Code, and the period during which the Covered Employee may sign the Release of Claims begins in one calendar year and the first payroll date following the period during which the Covered Employee may sign the Release of Claims occurs in the following calendar year, then the payment or benefit shall not be paid or the first payment shall not occur until the later calendar year.

(b) Group Health Plans. If the Covered Employee elects COBRA coverage under the Company’s group health and/or dental plans, then for each month of the Continuation Period, the Company will pay the Covered Employee an amount equal to the excess of (i) the portion of the monthly cost for the Covered Employee’s coverage under the Company’s group health and/or dental plans that was borne by the Company immediately prior to the Covered Employee’s Termination of Employment or, if greater, immediately prior to the Change in Control (subject to the rule for coverage changes discussed below) over (ii) the portion of the monthly cost for the Covered Employee’s coverage under the Company’s group health and/or dental plans that is actually borne by the Company during the Continuation Period (the “COBRA Premiums”). The Covered Employee’s coverage will be deemed to include any Company contribution to a Health Savings Account (or similar arrangement) for the Covered Employee. If the level of the Covered Employee’s coverage changes during the Continuation Period, as, for example, from single to family coverage or to no coverage, the amount which the Company shall pay will be determined as if the new coverage level had been the level of coverage in effect immediately prior to the Termination of Employment or Change in Control, as the case may be. If COBRA continuation coverage is not available to the Covered Employee during any portion of the Continuation Period (other than by reason of his failure to elect COBRA continuation coverage or to pay the required premiums for such coverage), the Company will provide comparable medical benefits pursuant to an alternative arrangement, such as an individual medical insurance contract, and such alternative benefits will be treated as part of the Company’s health and/or dental plan. Any reimbursement made under this Section 2(b) shall be made on or before the 10th day of the calendar month following the calendar month in which any continuation coverage payment was incurred. Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA Premiums on the Covered Employee’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA Premiums pursuant to this Section, the Company shall pay the Covered Employee on the last day of each remaining month of the Continuation Period, a fully taxable cash payment equal to the COBRA Premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Covered Employee’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the Continuation Period. Nothing in this Agreement shall deprive the Covered Employee of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(c) Six Month Suspension for Specified Key Employees. Notwithstanding the foregoing, if, at the time of his Termination of Employment, the Covered Employee is a Specified Employee, then, in addition to the conditions specified therein, no payment under Section 2(a) that is deferred compensation under Section 409A of the Code shall be made until the first day after the end of the six (6) month period following the Covered Employee’s Termination of Employment, or, if earlier, upon the Covered Employee’s death. If any such suspended payment is not made within ten (10) days of the end of such six month period, the Company will pay the Covered Employee interest, equal to the Applicable Federal Rate (AFR) determined under Code Section 1274(d) in effect for each month, from the date of Termination of Employment through the date of payment.

(d) Modified Economic Cutback Provision.

(i) Notwithstanding anything in this Agreement or any other agreement between the Covered Employee and the Company (or any of its Affiliates) to the contrary, in the event that the provisions of Section 280G of the Code relating to “parachute payments” (as defined in the Code) shall be applicable to any payment or benefit received or to be received by the Covered Employee from the Company or its Affiliates in connection with a change in the ownership or effective control of the Company within the meaning of Section 280G of the Code (a “Change of Control Transaction”) (collectively, “Payments”), then any such Payments shall be equal to the “Reduced Amount” where the Reduced Amount is (1) the largest portion of the Payments that will result in no portion of such Payments being subject to the excise tax imposed by Section 4999 of the Code, or (2) the entire amount of the Payments otherwise scheduled to be paid (without reduction), whichever of the forgoing amounts after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax of Section 4999 of the Code (all computed at the highest applicable merged rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of all state and local taxes), results in the Covered Employee’s receipt, on an after-tax basis, of the greatest amount of Payments. If subsection (1) above applies and a reduced amount of the Payments is payable, then any reduction of Payments required by such provision shall occur in the following order: (i) first, a reduction of any Payments that are subject to Section 409A of the Code on a pro-rata basis or such other manner that complies with Section 409A of the Code, as reasonably determined by the Company, and (ii) second, a reduction of any Payments that are exempt from Section 409A of the Code in a manner the Company reasonably determines will provide the Covered Employee with the greatest post-reduction economic benefit.

(ii) In connection with a Change of Control Transaction, the Company shall engage a certified public accounting firm (“Accountants”) to perform the calculations to determine if the Payments to the Covered Employee would reasonably be subject to Section 280G of the Code, and the Company shall use commercially reasonable efforts to (1) cause the Accountants to finalize such calculations and (2) deliver such calculations and supporting documentation to the Covered Employee, by no later than five (5) days before the closing of the Change of Control Transaction. If the Covered Employee, in good faith, disagrees with or disputes any of the assumptions, findings or determinations of the Accountants in respect of such calculations, the Company shall use reasonable efforts to cause its Accountants to consider in good faith the Covered Employee’s position and revise such calculations if the Accountants determine that it is more-likely-than-not, based on the technical merits, that the Covered Employee’s position will be sustained upon examination by the Internal Revenue Service.

3. Stock Option Acceleration. If a Change in Control occurs and the Successor assumes or replaces the stock options or stock awards granted under any Benefit Plan then held by the Covered Employee (which have not otherwise been accelerated) and the Covered Employee continues to be employed by the Company after the Change of Control, then all such stock options or stock awards which are unvested or restricted shall vest and be immediately exercisable in full, or become unrestricted, as the case may be, as of the Date of Termination and, notwithstanding the provisions of any Benefit Plan, all options held by the Covered Employee shall remain exercisable until one year after the Covered Employee’s Date of Termination but in no event after the expiration date of any stock option.

4. Indemnification. Following a Change in Control, the Company will indemnify and advance expenses to the Covered Employee for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Covered Employee’s counsel) (the “Expenses”) incurred in connection with all matters, events and transactions relating to the Covered Employee’s service to or status with the Company or any other corporation, employee benefit plan or other Person for which the Covered Employee served at the request of the Company to the extent that the Company would have been required to do so under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering the Covered Employee, including the Employment Agreement or any indemnification agreement between Entellus and the Covered Employee, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.

5. Miscellaneous.

(a) Successors. Entellus shall seek to have any Successor, by written agreement, assent to the fulfillment by such Successor of Entellus’ obligations under this Agreement. Failure of Entellus to obtain such assent (and deliver a copy to Covered Employee) at least two business days prior to the time a Person becomes a Successor will constitute Good Reason for termination by the Covered Employee of the Covered Employee’s employment. The date on which any such succession becomes effective will be deemed the Date of Termination, and Notice of Termination will be deemed to have been given on that date. A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.

(b) Binding Agreement. This Agreement inures to the benefit of, and is enforceable by, the Covered Employee, the Covered Employee’s personal representatives, executors, administrators, heirs, devisees and legatees. If the Covered Employee dies while any amount would still be payable to the Covered Employee under this Agreement if the Covered Employee had continued to live, all such amounts will be paid in accordance with the terms of this Agreement to the Covered Employee’s devisee, legatee or other designee or, if there be no such designee, to the Covered Employee’s estate.

(c) No Mitigation. The Covered Employee will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to the Covered Employee in connection with this Agreement by seeking other employment or otherwise. The benefits to be provided to the Covered Employee in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits the Covered Employee may receive from other employment or otherwise.

(d) Taxes. All benefits to be provided to the Covered Employee in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes. The Company’s good faith determination with respect to its obligation to withhold such taxes relieves it of any obligation that such amounts should have been paid to the Covered Employee.

(e) Notices. For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance with these provisions.

(f) Disputes. Any dispute, controversy or claim arising under or in connection with Sections 2, 3, or 4 will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided that the Covered Employee may seek specific performance of the Covered Employee’s right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. In any such proceeding, the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Covered Employee and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or the Covered Employee from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. If any dispute, controversy or claim for damages arising under or in connection with Sections 2, 3, or 4 is settled by arbitration, the Company will pay, or if elected by the Covered Employee, reimburse, all fees, costs and expenses incurred by the Covered Employee (including reasonable attorneys’ fees) related to such arbitration unless the arbitrators decide that the Covered Employee’s claim was frivolous or advanced by the Covered Employee in bad faith.

(g) Related Agreements and Other Arrangements. This Agreement, including Exhibit A attached hereto, and the Employment Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement or the Employment Agreement have been made by any party which are not expressly set forth in this Agreement or the Employment Agreement. To the extent that any provision of any Other Arrangement limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such Other Arrangement remains in force, the provision of this Agreement will control and such provision of such Other Arrangement will be deemed to have been superseded, and to be of no force or effect. Nothing in this Agreement prevents or limits the Covered Employee’s continuing or future participation in any Other Arrangement for which the Covered Employee may qualify, and nothing in this Agreement limits or otherwise affects the rights the Covered Employee may have under any Other Arrangement.

(h) No Employment or Service Contract. Nothing in this Agreement is intended to provide the Covered Employee with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way the Covered Employee’s rights or the rights of the Company.

(i) Payment; Assignment. Benefits payable under this Agreement will be paid only from the general assets of the Company. No Person has any right to or interest in any specific assets of the Company by reason of this Agreement. To the extent benefits under this Agreement are not paid when due to any individual, he is a general unsecured creditor of the Company with respect to any amounts due. Benefits payable pursuant to this Agreement and the right to receive future benefits may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subject to any charge.

(j) Late Payments. Except as provided under Section 2(c), benefits not paid under this Agreement when due will accrue interest at the rate of 10% per year, or, if lesser, the maximum rate permitted under applicable law. Such interest shall be paid on the 5th day of the month next following the month during which such interest accrued.

(k) Survival. The respective obligations of, and benefits afforded to, the Company and the Covered Employee which by their express terms or clear intent survive termination of the Covered Employee’s employment with the Company or termination of this Agreement, as the case may be, will survive termination of the Covered Employee’s employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

(l) Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Covered Employee and a duly authorized officer of the Company. No waiver by any party to this Agreement at any time of any breach by another party to this Agreement, or of compliance with any condition or provision of this Agreement to be performed by such party, will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(m) Governing Law. This Agreement and the legal relations among the parties as to all matters will be governed by the laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction).

(n) Interpretation. The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect.

(o) Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

6. Definitions. For purposes of the Agreement, the following terms will have the meaning set forth below unless the context clearly requires otherwise.

(a) “Affiliate” means as to any entity, any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity

(b) “Base Pay” means the Covered Employee’s annual base salary from the Company at the rate in effect immediately prior to a Change in Control or at the time Notice of Termination is given, whichever is greater. Base Pay includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

(c) “Benefit Plan” means any

(i) employee benefit plan as defined in Section 3(3) of ERISA;

(ii) cafeteria plan described in Code Section 125;

(iii) plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, bonus or incentive payments or perquisites; or

(iv) stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan with respect to the securities of any Affiliate that is sponsored, maintained or contributed to by the Company for the benefit of employees (and/or their families and dependents) generally or the Covered Employee in particular (and/or the Covered Employee’s family and dependents).

(d) “Board” means the board of directors of Entellus duly qualified and acting at the time in question. On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

(e) “Cause” means:

(i) the Covered Employee’s gross misconduct that is materially and demonstrably injurious to the Company;

(ii) the Covered Employee’s willful and continued failure to perform substantially the Covered Employee’s duties with the Company (other than any such failure (A) resulting from the Covered Employee’s death or incapacity due to bodily injury or physical or mental illness or (B) relating to changes in the Covered Employee’s duties after a Change in Control that constitute Good Reason) after a written demand for substantial performance is delivered to the Covered Employee by the chair of the Board which specifically identifies the manner in which the Covered Employee has not substantially performed the Covered Employee’s duties and provides for a reasonable period of time of at least thirty (30) days within which the Covered Employee may take corrective actions; or

(iii) the Covered Employee’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Covered Employee’s ability to perform substantially the Covered Employee’s duties for the Company.

An act or failure to act will be considered “gross” or “willful” for this purpose only if done, or omitted to be done, by the Covered Employee in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Covered Employee in good faith and in the best interests of the Company.

(f) “Change in Control” shall mean that the events set forth in any one of the following paragraphs shall have occurred:

(i) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of Entellus (in one transaction or in a series of related transactions) to a person or entity that is not controlled by Entellus;

(ii) the approval by the stockholders of Entellus of any plan or proposal for the liquidation or dissolution of Entellus;

(iii) a merger or consolidation to which Entellus is a party if the stockholders of Entellus immediately prior to effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (A) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Incumbent Directors (as defined below), or (B) 50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

(iv) any person becomes after the effective date of this Agreement the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) 20% or more, but not 50% or more, of the combined voting power of Entellus’ outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Incumbent Directors, or (B) 50% or more of the combined voting power of Entellus’ outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Incumbent Directors);

(v) the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

(vi) any other change in control of Entellus of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not Entellus is then subject to such reporting requirements.

For purposes of this definition, “Incumbent Directors” of Entellus will mean any individuals who are members of the Board on the date of this Agreement and any individual who subsequently becomes a member of the Board whose election, or nomination for election by Entellus’ stockholders, was approved by a vote of at least a majority of the Incumbent Directors (either by specific vote or by approval of Entellus’ proxy statement in which such individual is named as a nominee for director without objection to such nomination). Further, no Change in Control shall occur by reason of a typical venture or institutional financing in the ordinary course of business even if it involves more than a 50% change in voting power or a majority of Incumbent Directors.

(g) “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, (including, when the context requires, all regulations, rulings and authoritative interpretations issued thereunder).

(h) “Continuation Period” is the period beginning on the Covered Employee’s Date of Termination and ending on (x) the last day of the 12th month that begins after the Covered Employee’s Date of Termination or, if earlier, (y) the date after the Covered Employee’s Date of Termination on which the Covered Employee first becomes eligible to participate as an employee in a substantially similar plan of another employer providing group health and dental benefits to the Covered Employee and the Covered Employee’s eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Covered Employee or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this clause (y).

(i) “Control Group” means any Person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code

(j) “Date of Termination” following a Change in Control (or prior to a Change in Control if the Covered Employee’s termination was directly or indirectly related to or as a result of the Change in Control) means:

(i) if the Covered Employee’s employment is to be terminated by the Covered Employee, the date specified in the Notice of Termination which in no event may be a date more than 15 days after the date on which Notice of Termination is given unless the Company agrees in writing to a later date;

(ii) if the Covered Employee’s employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination; or

(iii) if the Covered Employee’s employment is terminated by reason of the Covered Employee’s death, the date of the Covered Employee’s death; or

(iv) if the Covered Employee’s employment is to be terminated by the Company for any reason other than Cause or the Covered Employee’s death, the date specified in the Notice of Termination, which in no event may be a date earlier than 15 days after the date on which a Notice of Termination is given, unless the Covered Employee expressly agrees in writing to an earlier date.

In the case of termination by the Company of the Covered Employee’s employment for Cause, if the Covered Employee has not previously expressly agreed in writing to the termination, then within the 30-day period after the Covered Employee’s receipt of the Notice of Termination, the Covered Employee may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 5(f) of the Agreement. During the pendency of any such dispute, the Covered Employee will continue to provide (or be available to provide) services to the Company and the Company will continue to pay the Covered Employee the Covered Employee’s full compensation and benefits in effect immediately prior to the date on which the Notice of Termination is given (without regard to any changes to such compensation or benefits that constitute Good Reason) and until the dispute is resolved in accordance with Section 5(f) of the Agreement. The Covered Employee will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the judge or arbitrators decide(s) that the Covered Employee’s claim of a dispute was frivolous or advanced by the Covered Employee in bad faith.

In all cases, the Covered Employee’s Date of Termination must be consistent with the Covered Employee’s Termination of Employment.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

(m) “Good Reason” means:

(i) a material change in the Covered Employee’s, status, authority, duties or responsibilities as an employee of the Company as in effect immediately prior to the Change in Control but recognizing the Covered Employee may be employed by a subsidiary or division of a larger, more diverse entity;

(ii) a material reduction by the Company in the Covered Employee’s Base Pay, or a material adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change in Control or as thereafter increased;

(iii) the failure by the Company to cover the Covered Employee under Benefit Plans that, in the aggregate, provide substantially similar benefits to the Covered Employee and/or the Covered Employee’s family and dependents at a substantially similar total cost to the Covered Employee (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions and the like) relative to the benefits and total costs under the Benefit Plans in which the Covered Employee (and/or the Covered Employee’s family or dependents) were participating at any time during the 90-day period immediately preceding the Change in Control;

(iv) the Company requiring the Covered Employee to be based at any office or location that is more than thirty-five (35) miles further from the office or location thereof immediately preceding a Change in Control, except for required travel on the Company’s business, and then only to the extent substantially consistent with the business travel obligations which the Covered Employee undertook on behalf of the Company during the 90-day period immediately preceding the Change in Control (without regard to travel related to or in anticipation of the Change in Control);

(v) the failure by Entellus to obtain from any Successor the assent to this Agreement contemplated by Section 5(a) of the Agreement;

(vi) any purported termination by the Company of the Covered Employee’s employment that is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and, for purposes of this Agreement, no such purported termination will be effective; or

(vii) a material breach of the Employment Agreement by the Company.

The Covered Employee shall give written notice to the Company of an event or change constituting Good Reason, and his intent to terminate employment with the Company for Good Reason, within thirty (30) days following the first occurrence of the event(s) or change(s) that he believes constitute(s) Good Reason. If the Company remedies any event or change described in subsections (i) through (vii) within 30 days of such notice from the Covered Employee, such event or change shall not constitute Good Reason. If the Company fails to remedy any event or change described in subsections (i) through (vii) within 30 days of such notice from the Covered Employee, the Covered Employee must provide Notice of Termination and terminate his employment within ninety (90) days following the first occurrence of the event(s) or change(s) that he believes constitute(s) Good Reason. The Covered Employee’s continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason. The Covered Employee’s termination of employment for Good Reason as defined above will constitute Good Reason for all purposes of the Agreement notwithstanding that the Covered Employee may also thereby be deemed to have retired under any applicable benefit plan, policy or practice of the Company.

(n) “Notice of Termination” means a written notice given on or after the date of a Change in Control (unless the Covered Employee’s termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) which indicates the specific termination provision in the Agreement pursuant to which the notice is given. Any purported termination by the Company or by the Covered Employee on or after the date of a Change in Control (or before the date of a Change in Control if the Covered Employee’s termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) must be communicated by written Notice of Termination to be effective; provided, however, that the Covered Employee’s failure to provide Notice of Termination will not limit any of the Covered Employee’s rights under the Agreement except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.

(o) “Other Arrangement” is any Benefit Plan or other plan, policy or practice of the Company or any other agreement between the Covered Employee and the Company, other than this Agreement and the Employment Agreement.

(p) “Person” means any individual, corporation, partnership, group, association or other person, as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than Entellus, any Affiliate or any Benefit Plans sponsored by the Company or an Affiliate.

(q) The Covered Employee is a “Specified Employee” if on the date of his or Termination of Employment he is a “key employee” (defined below), and the Company or any Affiliate has stock that is publicly traded on an established securities market within the meaning of such term under Section 409A(a)(2)(B) of the Code. For this purpose, Covered Employee is a “key employee” during the 12-month period beginning on the April 1 immediately following a calendar year, if he was employed by the Company or any Affiliate and satisfied, at any time during such preceding calendar year, the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations issued thereunder and disregarding Section 416(i)(5) of the Code). The Covered Employee will not be treated as a Specified Employee if he is not required to be treated as a Specified Employee under Treasury Regulations issued under Section 409A of the Code.

(r) “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the business of Entellus directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of Entellus’ outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise, including any Affiliate of the Successor.

(s) “Termination of Employment” means a termination of Covered Employee’s employment relationship with the Company and all Affiliates within the Control Group or such other change in the Covered Employee’s employment relationship with the Company and all Affiliates within the Control Group that would be considered a “separation from service” under Section 409A of the Code. The Covered Employee’s employment relationship will be treated as remaining intact while the Covered Employee is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Covered Employee will return to perform services for the Company or an Affiliate within the Control Group) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Covered Employee retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, where the Covered Employee’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Covered Employee to be unable to perform the duties of his position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence. In all cases, the Covered Employee’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code shall be treated as a Termination of Employment.

IN WITNESS WHEREOF, Entellus and the Covered Employee have executed this Agreement effective as of the date first above written.

ENTELLUS MEDICAL, INC.		COVERED EMPLOYEE

By:	/s/ Brian E. Farley	/s/ Robert S. White
Name:	Brian E. Farley	Robert S. White
Title:	Chief Executive Officer

EXHIBIT A

RELEASE

I.	Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	“I,” “me,” “my” and “Employee” include both me, , and anyone who has or obtains any legal rights or claims through me.

B.	“Employer,” as used in this Release, shall at all times mean Entellus Medical, Inc., a Delaware corporation, and its parent and any related corporations, subsidiaries, affiliates, successors, predecessors, assigns, and present or former stockholders, officers, directors, agents, employees, or attorneys, whether in their individual or official capacities (collectively “Employer”).

C.	“Claims” mean any and all of the actual or potential claims of any kind whatsoever I may have had, or currently may have, against Employer, regardless of whether I now know about those claims, that are in any way related to my employment with Employer or the termination of that employment. Such claims include, but are not limited to, any claims for: invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; violation of the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1978 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq., Minnesota Statutes § 181 et seq. or any other state human rights or fair employment practices act, and any other federal, state, local or foreign statute, law, rule, regulation, ordinance, or order. Such claims also include, but are not limited to: claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.

II.	Agreement to Release My Claims. Except as stated in Section IV of this Release, I agree to release all my Claims. I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against the Employer with the EEOC or other civil rights enforcement agency. In exchange for my agreement to release my Claims, I am receiving satisfactory consideration (severance) from Employer to which I am not otherwise entitled by law or contract. The consideration I am receiving is a full and fair payment for the release of all my Claims.

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III.	Older Workers Benefit Protection Act. I understand and have been advised that the above release of my Claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Employer is giving me twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights.

IV.	Exclusions from Release.

A.	The term “Claims” does not include my rights, if any, to claim the following: unemployment insurance benefits; workers compensation benefits; claims for my vested post-termination benefits under any 401(k) or other qualified or non-qualified retirement benefit plan or deferred compensation plan; any claims which cannot be waived by law; any claims which cannot be waived by law; any right that I have to a defense, payment of fees or otherwise for indemnification under the Employer’s certificate of incorporation and/or bylaws or any applicable policy of insurance, operating agreement, agreement of indemnity or any other applicable agreement or vehicle; my rights to group medical or group dental insurance coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”); my rights to severance benefits under the Agreement to which this Release is attached and any other rights I may have under Exhibit A thereto; my rights to enforce the terms of this Release; or my rights to assert claims that are based on events occurring after this Release is signed.

B.	Nothing in this Release interferes with my right to file or maintain a charge with the Equal Employment Opportunity Commission (“EEOC”) or other local civil rights enforcement agency, or participate in any manner in an EEOC or other such agency investigation or proceeding. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, me, or any other party, arising from my termination of employment.

C.	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

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D.	I agree that the Employer reserves any and all defenses which it has or might have against any claims brought by me. This includes, but is not limited to, the Employer’s right to seek available costs and attorneys’ fees as allowed by applicable statutory law or contract, and, solely with respect to any Claims waived by me under this Release, to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

V.	Right to Rescind and/or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) days after I sign it. I also have the right to revoke this Release insofar as it extends to potential claims under the ADEA by written notice to Employer within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act. Any such revocation must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

A.	post-marked within the applicable seven (7) or fifteen (15) day revocation period;

B.	properly addressed to:

Chief Executive Officer

Entellus Medical, Inc.

3600 Holly Lane North, Suite 40

Plymouth, Minnesota 55447

C.	sent by certified mail, return receipt requested.

I understand that the payment I am receiving for settling and releasing my Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I decide to rescind or revoke this Release, I understand that I am not entitled to the severance benefits set forth in the Agreement to which this Release is attached. I further understand that if I rescind or revoke my release of any Claim, I must immediately return to Employer any consideration that I have received under the Agreement in consideration of this Release. Any rescission or revocation of this Release will be effective as to all Claims and not simply to any Claims under the ADEA or the Minnesota Human Rights Act.

VI.	I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have had the opportunity to review this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Employer or their attorneys. I understand and agree that this Release and the Agreement to which it is attached contain all the agreements between Employer and me. We have no other written or oral agreements.

Dated:	Print Name: Robert S. White

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